EXHIBIT 24
Authorization Letter
June 11, 2008
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549
Attn: Filing Desk
To Whom It May Concern:
By means of this letter I authorize Barry D. Quart, Christopher W. Krueger, Christian Waage and John W. Beck, or each of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Ardea Biosciences, Inc. Each of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.
This authorization shall remain in effect until revoked in writing by me.
Yours truly,

/s/ Craig A. Johnson (Signature)

Craig A. Johnson (Print Name)